Exhibit 1

Translation into English of an advert published in Hebrew

 AUDIOCODES LTD.

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

October 29, 2003

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To our shareholders:

notice is hereby given that the Annual General Meeting of Shareholders (the “Meeting”) of AudioCodes Ltd. (the “Company”), will be held on Wednesday, October 29, 2003 at 11:00 a.m., local time, at the principal executive offices of the Company located at 4 Hahoresh Street, Yehud 56470, Israel, for the following purposes: (1) To elect Shabtai Adlersberg as a Class III director to serve until the Annual General Meeting of 2006 and until his successor is elected; (2) As required by Israeli law, to authorize the Chairman of the Board to continue serving as President and Chief Executive Officer of the Company for up to three years following the Meeting; (3) To ratify an option grant to Shabtai Adlersberg, Chairman of the Board of Directors, President and Chief Executive Officer of the Company; (4) To ratify the appointment of Joseph Tenne as a Class II director to serve until the Annual General Meeting of 2005 and until his successor is elected; (5) To ratify an option grant to Joseph Tenne, a non-employee director; (6) To elect Doron Nevo as an independent director for a term of three years following the Meeting; (7) To ratify the appointment of the Company’s independent auditors for 2003 and to authorize the compensation of the auditors; (8) To ratify option grants to certain non-employee directors; and (9) To ratify the purchase of directors’ and officers’ liability insurance.

Required Approval

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of proposals (1), (3), (4), (5), (7) and (8).  The approval of proposal (2) requires that a majority of the votes be cast in favor of the proposal, including at least two-thirds of the votes cast by shareholders who are not controlling shareholders of the Company or representatives of controlling shareholders. The approval of proposal (6) requires (i) a majority of the votes cast in favor of the proposal, plus (ii) either (a) the affirmative vote of at least one-third of the votes cast by shareholders who are not controlling shareholders of the Company or their representatives or (b) the number of votes cast against the proposal (other than by the Company’s controlling shareholders) must not represent more than one percent of the voting rights in the Company.  If one or more of our directors is deemed to be a controlling shareholder, a special majority vote will be required for approval of proposal (9).  In such event, the affirmative vote of the Ordinary Shares must include at least one-third of the Ordinary Shares voted by shareholders who do not have a personal interest in the matter, or the number of shares of non-interested shareholders voted against this proposal must not represent more than one percent of the voting rights in the Company. Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will have no effect on whether the requisite vote is obtained, as they do not constitute present and voting shares.

Shareholders Entitled to Vote

Shareholders of record at the close of business on September 23, 2003 will be entitled to vote at the Meeting.  Also, shareholders who hold Ordinary Shares through a bank, broker or other nominee which is a shareholder of record of the Company or which appears in the participant listing of a securities depository, are entitled to notice of, and to vote at, the Meeting.

Quorum

The presence, in person or by proxy, of at least two shareholders entitled to vote upon the business to be transacted in the Meeting holding shares conferring in the aggregate at least 50% of the outstanding voting power of the Company is necessary to constitute a quorum at the Meeting.  If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the shares present in person or by proxy and voting on the question of adjournment.  At such adjourned meeting any two shareholders present in person or by proxy shall constitute a quorum.

Proxy Statement and Form of Proxy

A proxy statement containing more detailed information regarding the matters to be considered at the Meeting will be mailed to shareholders on or about September 30, 2003.  Copies of the proxy statement will be available for inspection at the principal offices of the Company at the address that appears above, from Sunday through Thursday, by prior arrangement to be made by telephoning the Company at +972-3-539-4000.

AudioCodes Ltd.